Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 19, 2025, with respect to the consolidated financial statements of Bakkt Holdings, Inc., and the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report (Form 10-K) as of and for the year ended December 31, 2024 incorporated herein by reference.

/s/ KPMG LLP

New York, New York

November 10, 2025